                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-79941




                   PROSPECTUS SUPPLEMENT DATED AUGUST 18, 1999
                                       to
                         Prospectus Dated June 11, 1999
                        and supplemented August 11, 1999

                                2,682,295 Shares

                               Cisco Systems, Inc.

                                  Common Stock

     This Prospectus Supplement supplements the Prospectus dated June 11, 1999 and supplemented August 11, 1999 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 2,682,295 shares of Common Stock, par value of $0.001 per share, of the Company (the "Common Stock") who received such shares in connection with the acquisition by statutory merger of Fibex Systems ("Fibex"), by and through a merger of Fibex with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

     Distributions may be made by certain of the Selling Shareholders listed below to individuals other than those listed in the Prospectus. The Prospectus is hereby amended, and the corresponding entries and footnotes in the Prospectus are superseded by those below, to properly reflect potential distributees of securities held by the Selling Shareholders listed below.

                                                                                    Number of
                                                                                     Shares
                                           Number of Shares     Percent of        Registered for
                                           Beneficially        Outstanding            Sale
Name of Selling Shareholder                Owned                 Shares              Hereby(1)
---------------------------                ----------------    -----------       ---------------
Walden EDB Partners, L.P.(7)                  112,034               *                112,034
Walden Japan Partners, L.P.(7)                 59,353               *                59,353
Walden SBIC, L.P.(7)                          107,761               *                107,761
Walden Technology Ventures, L.P.(7)            21,557               *                21,557

*    less than one percent

---------------

     1    This Registration Statement shall also cover any additional shares of
Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Selling Shareholders' outstanding shares of Common Stock.

     7    Subsequent to the date of this Prospectus, the Shares collectively held by Walden EDB Partners, Walden Japan Partners, Walden SBIC, L.P. and Walden Technologies Ventures L.P. may be distributed to Marc L. Abramowitz and Anita L. Abramowitz; Mathilde Albers; Pauline Lo Alker; Herb Alpert; Barbara Ancona; ARBA, A California General Partnership; Kent Baum and Marie Jose Melief Baum; Steven Berger and Paula Hughmanick; Arthur S. Berliner Family Trust Dtd 4/24/85; Nicholas J. Bez; Timothy Blair Billington; Elton J. Blum; Joseph Bhrm; Charles S.G. Bolton; Stewart Bonn and Laurel Bonn, Ttses under Declaration of Trust Dtd 7/21/94; Eugene D. Brody; Keith A. Brooks, D.M.D. Self Employed Profit Sharing;
J. Carlo Cannell and Jennifer Bradley Cannell; Cardinal Partners; Douglas G. Carlston; Richard Carpenter; Maryles Castro; Chais 1991 Family Trust, Stanley Chais and Pamela Chais, Trustees; Shirley Chan; C. Philip Chapman and Donna R. Chapman; Chester and Catherine Chastek; Clickstream Capital L.L.C.; Christopher Cochrane; Paul Coghlan; Third Amended Trust of Gregory Lee Collins; Columbia General Investment L.P.; The Corrigan Family Partners, A CA Ltd Partnership; Marshall George Cox; Cypress VI Partners; Som Das; Annette R. Dobbs; Glen Doshay and Karen Doshay; EDB Ventures 2 Pte Ltd; William W.R. & Gloria L.S. Elder, Ttees-Elder Family Trust UDT Dtd 12/2/88; Steve Eskenazi; Daniel Faizullabhoy; Richard N. Frank Living Trust Dated 1/21/88, R.N. Frank Trustee; The Friedman Revocable Trust, S. & M.W. Friedman Co-Trustees Dated 8/2/89; The Friedman Group Ltd.; Friend Friend & Friend; E. Garfinkle; J. Garfinkle; E. Goldsteins Successor Ttee of the Goldstein Farm Trust Dtd 5/11/90, as tenants-in-common; Paul Ginsburg; Anthony Michael Glassman; Ernest C. Goggio; Goldman-Valerlote Family Trust UDT 11/15/95; Barry Goldstein; George J.W. Goodman; Rakinder Grovey; James Hansen & Betsy Hansen Living Trust Dtd 12/9/93, J&B Hansen as Co-Trustees; Harriet Hansen Living Trust Dtd 12/2/93 Harriet Hansen, Trustee; Ann Hedges Revocable Trust Dtd 6/22/93 Ann Hedges Trustee; Howard Properties Money Purchase Pension Plan & Trust Dtd 5/30/76; Charles Itsu; Norman C. & Marie
H. Jack Trustee UTD Living Revocable Trust Dated 12/11/86; Estate of Stephen Johnes; K & L Properties; Andrew Ksu; Prudential Securities C/F Norman A. Kidd IRA A/C #JE-R25568; David S. Lambert & Carol A. Lambert; Robert A. Lanford; The Lauek Family 1994 Revocable Trust Dtd 11-16-94, J.S. & K.L. Lauek, Trees; Le Hagen Partners, Ltd.; Chong-Moon Lee and Reiko Takahashi Lee; Nancy Y. Lee; Paul Lee; Paul and Kathryn Leitner; Agnes Victoria Linhardt 1994 Revocable Inter Vivos Trust, Agnes Linhardt, Ttee; Irving Loube; M.E.K. Holdings Corporation; Daniel Mao; Ken J. McEwan; Jerome S. Moss; M.V. Partners, L.P. Lawrence & Eleanor Myers Family Trust Dtd 12/18/75, Lawrence Myers, Trustee; Caryn A. Peck; Lorraine F. Petitfils, Trustee Lorraine F. Petitfils, Trust UDT Dated 1/19/89; Wayne A. Ricciardi and Wendy L. Ricciardi; Robbins and Myers; Charles Richard Rose Irrevocable Trust Dtd 11/27/96, Robert Schweich, Trustee Robert S. and Valerie Rubenstein as Community Property; Lawrence K. Samuels; Steve Sanghi; Guy and Jean Saperstein; George S. Sarlo Revocable Trust Dtd 12/23/91; Francis O. Scarpulla; Trust Agreement Dtd 11/1/93 FBO William J. & Marlilee J. Schroeder, Trustees; Betty Jane Schuss Trust, Jack Schuss, Trustee; Robert J. Schweich; Lee
J. Schweichler and Ann W. Schweichler; Small Business Administration; David S. Steiner; Sumitomo Corporation; Sumitomo Deutschland GMBH; Sumitronics, Inc.; Roger E. Susi; William P. Tai; Lip-Bu Tan and Ysa Loo Trust Dtd 2/3/92; Chun Choy Tang; Targa Capital, Ltd.; J. Stephen and Nancy Thornborrow; Thomas and Janet Unterman Living Trust Dated 12/1/1994; James M. Usdam; Vencap Holdings
(1992) Pte. Lte.; Verona Investments, Inc.; Vartex Venture Holdings Pte. Ltd.; Peter K. Wanger, Jr.; WIIG Pool, Inc.; Werner Wolfen; Chia Lung Yeh and Huey Ling Wang; and Richard Young.